Exhibit 5.1
EMERSON ELECTRIC CO.
8000 W. FLORISSANT
P.O. BOX 4100
ST. LOUIS, MO. 63136-8506
TIMOTHY G. WESTMAN
VICE PRESIDENT, ASSOCIATE GENERAL COUNSEL
AND ASSISTANT SECRETARY
(314) 553-3822
January 10, 2008
Emerson Electric Co.
8000 West Florissant Avenue
P.O. Box 4100
St. Louis, MO 63136-8506

Re:	$400,000,000 of 5.250% Notes Due 2018
Ladies and Gentlemen:
     I am Vice President, Associate General Counsel and Assistant Secretary of Emerson Electric Co. (the “Company”), and in such capacity I am familiar with the registration of up to $400,000,000 aggregate principal amount of the Company’s 5.250% Notes Due 2018 (the “Notes”) under the Securities Act of 1933, as amended (the “Act”). The Notes are debt securities being issued under an Indenture (the “Indenture”) dated December 10, 1998 between the Company and The Bank of New York Trust Company, N.A., as Trustee (successor to The Bank of New York). The Company proposes to offer and sell the Notes to the public in accordance with the terms and conditions of an Underwriting Agreement dated as of January 10, 2008 (the “Agreement”) and the Pricing Agreement (the “Pricing Agreement”) dated as of January 10, 2008 among the Company and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein, and the Company’s Registration Statement on Form S-3 (File Number 333-110546) (the “Registration Statement”), the Preliminary Prospectus Supplement dated January 10, 2008 and the accompanying Prospectus dated August 17, 2005, the Final Term Sheet relating to the Prospectus Supplement dated January 10, 2008 to the Prospectus dated August 17, 2005, and the Prospectus Supplement dated January 10, 2008 and the accompanying Prospectus dated August 17, 2005 for the sale of the Notes by the Company.
     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purpose of the opinion expressed herein. In my examination of the foregoing, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates or statements of officers and other representatives of the Company and of public officials and authorities. I have assumed without investigation that any certificates or statements on which I have relied that were given or dated earlier than the date of this opinion letter continued to remain accurate, insofar as relevant to such opinion, from such earlier date through and including the date of this letter.
     Capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.
     Based on the foregoing, I am of the opinion that the Notes have been duly authorized and, when executed, issued, sold and delivered against payment therefor in the manner described in the Registration Statement and in accordance with the Indenture, and duly authenticated by the Trustee as specified in the Indenture, will constitute valid and binding obligations of the Company.
     The foregoing opinion is subject to the qualifications, that (i) the rights and remedies may be limited by bankruptcy, reorganization and other laws of general application relating to or affecting the enforcement of creditors’ rights or the availability of equitable remedies and (ii) I am admitted to practice law in the State of Missouri and I express no opinion on any law other than that of Missouri and the federal law of the United States. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.
     I hereby consent to the use of my name in the Registration Statement and in the related prospectus, and in any supplement to such prospectus, and to the use of this Opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.
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Very truly yours,

/s/ Timothy G. Westman Timothy G. Westman